EXHIBIT 99.1

               MERCURY FINANCE REPORTS FIRST-QUARTER 1997 RESULTS


     CHICAGO, July 21 / PRNewswire / -- Mercury Finance Company (NYSE:MFN) today reported a first-quarter 1997 loss from operations of $2,283,000. When added to the $28,482,000 loss on the sale of the Lyndon Insurance Group and $5,129,000 in non-operating expenses, the company reported a net loss of $33,168,000 or $0.19 per share.

     Management expects to issue complete first quarter financial statements accompanied by a review report from Arthur Andersen LLP in approximately two weeks. Management does not expect these financial statements to differ materially from information released today. In line with the company's earlier disclosures, Arthur Andersen's review report will contain language questioning Mercury's ability to continue as a going concern.

     A definitive agreement to sell the Lyndon Insurance Group was signed on March 28, 1997 and the sales transaction closed on June 3, 1997. The sale price resulted in a loss of $28,482,000 which was recorded in the first quarter of 1997. Operating income for the quarter includes earnings from the Lyndon Insurance Group of $5,138,000 ($3,480,000 net of taxes).

     "The report of our earnings for the first-quarter of 1997 is yet another indicator of returning Mercury to a regular schedule," said William A. Brandt, Jr., president and chief executive officer. "We expect to report our next quarter in a timely manner and are delivering on the promise to restore confidence to the company's financial statements and reporting system."

     Non-operating expenses, shown in the income statement, include the costs of the investigation into the previously disclosed accounting irregularities, professional fees related to the negotiations with the creditors, a portion of fees for the crisis management team hired to assist in the turnaround of the business and the costs of the audit examination of the 1996 financial statements by the company's new independent accounting firm, Arthur Andersen LLP.


                             MERCURY FINANCE COMPANY
                        Consolidated Statement of Income
                        Three Months Ended March 31, 1997
                 (dollars in thousands except per share amounts)
                                   (unaudited)



Finance charges, fees and other interest                                                                                     67,102
Interest expense                                                                                                           (20,716)
  Net interest income                                                                                                        46,386
Provision for credit losses                                                                                                (30,462)
Net interest income after provision for
  finance credit losses                                                                                                      15,924
Other operating income                                                                                                       34,318
Other operating expenses                                                                                                   (52,525)
  Operating income (loss)                                                                                                   (2,283)
Non-Operating expenses                                                                                                      (5,129)
Loss on sale of Lyndon Insurance Group                                                                                     (28,482)
  Income (loss)  before income taxes                                                                                       (35,894)
Applicable income taxes (benefit)                                                                                           (2,726)
  Net income (loss)                                                                                                        (33,168)

Net income (loss) per share                                                                                                 ($0.19)



                             MERCURY FINANCE COMPANY
                           Consolidated Balance Sheets
                             (dollars in thousands)
                                   (unaudited)


                                                                          3/31/97                    12/31/96





 Assets

 Cash and investments                                                     247,378                     233,914

 Finance receivables                                                    1,126,119                   1,160,423

 Less: allowance for credit losses                                      (111,584)                    (97,762)

 Less: nonrefundable dealer reserves                                     (80,677)                    (89,378)

   Finance receivables, net                                               933,858                     973,283

 Other assets                                                             327,830                     336,163

 Total Assets                                                           1,509,066                   1,543,360


 Liabilities and Shareholders' Equity

 Senior debt, commercial paper and notes                                  503,619                     525,051

 Senior debt, term notes                                                  488,625                     488,625

 Subordinated debt                                                         22,500                      22,500

 Accounts payable and other liabilities                                   370,935                     338,299

   Total Liabilities                                                    1,385,679                   1,374,475

 Shareholders' Equity                                                     123,387                     168,885

   Total Liabilities and Shareholders' Equity                           1,509,066                   1,543,360


SOURCE:  Mercury Finance Company

CONTACT: Joe Kopec of The Dilenschneider Group, (312) 553-0700, for Mercury Finance/(MFN)

CO:  Mercury Finance Company
ST:  Illinois